Exhibit 16

April 11, 2024

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

U.S.A.

Ladies and Gentlemen:

We have read Item 4.01 of this Form 8-K of JRSIS Health Care Corporation (the “Company”) dated and filed with the Securities and Exchange Commission on April 11, 2024, and are in agreement with the statements concerning our firm contained in the first, second, third and fourth paragraphs of that section. We have no basis to agree or disagree with other statements made in this Form 8-K.

Very truly yours

/s/ ARK Pro CPA & Co

ARK Pro CPA & Co

Hong Kong, China